SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CELLADON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CELLADON CORPORATION

12760 High Bluff Drive, Suite 240

San Diego, CA 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Celladon Corporation, a Delaware corporation (the “Company”). The meeting will be held on Tuesday, May 20, 2014 at 9:00 a.m. local time at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121 for the following purposes:

1.	To elect the two Class I directors named herein to hold office until the 2017 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2014.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The record date for the Annual Meeting is April 17, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on May 20, 2014 at 9:00 a.m. local time at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121.

The proxy statement and annual report to stockholders

are available at www.celladon.com.

By Order of the Board of Directors

Rebecque J. Laba
Secretary

San Diego, CA

April 24, 2014

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CELLADON CORPORATION

12760 High Bluff Drive, Suite 240

San Diego, CA 92130

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Celladon Corporation (sometimes referred to as the “Company” or “Celladon”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 24, 2014 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Tuesday, May 20, 2014 at 9:00 a.m. local time at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121. Directions to the annual meeting may be found at https://maps.google.com/maps?f=q&source=s_q&hl=en&geocode=&q=4401+Eastgate+Mall,+San+Diego,+CA+92121-1909. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 17, 2014 will be entitled to vote at the annual meeting. On this record date, there were 18,500,015 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 17, 2014 your shares were registered directly in your name with Celladon’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 17, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1: Election of the two Class I directors named herein to hold office until the 2017 Annual Meeting of Stockholders; and

•	Proposal 2: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) if calling from the United States or 1-718-921-8500 if calling from a foreign country using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 19, 2014 to be counted.

•	To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m. Eastern Time on May 19, 2014 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Celladon. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 17, 2014.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is considered to be a routine matter under applicable rules. Brokers and nominees can use their discretion to vote uninstructed shares with respect to matters that are considered to be routine under applicable rules, but not with respect to non-routine matters. Under applicable rules and interpretations, non-routine matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1, without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director, “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Celladon’s Secretary at 12760 High Bluff Drive, Suite 240, San Diego, CA 92130.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in the Company’s proxy materials for next year’s annual meeting, your proposal must be submitted in writing by December 25, 2014, to the attention of the Secretary of Celladon Corporation, 12760 High Bluff Drive, Suite 240, San Diego, CA 92130. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in the Company’s proxy materials for next year’s annual meeting, you must do so between January 20, 2015 and February 19, 2015. You are also advised to review the Company’s Bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, for the proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent public accounting firm, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be non-routine under applicable rules, the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal 2, the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2014, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 18,500,015 shares outstanding and entitled to vote. Thus, the holders of 9,250,009 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at www.celladon.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Celladon’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has nine members. There are four Class I directors whose term of office expires in 2014: Barbara J. Dalton, Ph.D., Todd Foley, Peter K. Honig, M.D., M.P.H., and Patrick Y. Yang, Ph.D. Only Drs. Honig and Yang have been nominated for reelection at the annual meeting, and we would like to thank Dr. Dalton and Mr. Foley for their service to Celladon as they will not continue to serve as directors following the annual meeting. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement. The Board of Directors has approved a reduction in the authorized size of our Board of Directors from nine directors to seven directors, to be effective immediately following the annual meeting. Drs. Honig and Yang, each current directors of the Company, were appointed as directors upon recommendation of the Nominating and Corporate Governance Committee of the Board of Directors and have each been recommended for nomination to the Company’s Board of Directors at the annual meeting by the Nominating and Corporate Governance Committee. If elected at the annual meeting, each of these nominees would serve until the 2017 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the annual meeting. We did not hold an annual meeting last year.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Celladon. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Nominees for Election for a Three-year Term Expiring at the 2017 Annual Meeting

Peter K. Honig, M.D., M.P.H., 57, has served on our Board of Directors since March 2014. Dr. Honig currently serves as the Head of Global Regulatory Affairs, Patient Safety and Quality Assurance at AstraZeneca, Inc., a global innovation-driven biopharmaceutical company specializing in the discovery, development, manufacturing and marketing of prescription medicines. Dr. Honig also serves as a director of Orexigen Therapeutics, Inc., a biopharmaceutical company focused on the treatment of obesity. From January 2003 through December 2009, Dr. Honig served as Senior Vice President, Worldwide Regulatory Affairs and Product Safety at Merck & Co., Inc., a global healthcare company. From March 2002 to January 2003, Dr. Honig was Merck’s Vice President, Worldwide Product Safety and Quality Assurance. Prior to Merck, from 1993 to 2002, Dr. Honig held various positions at the U.S. Food and Drug Administration (“FDA”), including Director of the Office of Drug Safety in the FDA’s Center for Drug Evaluation and Research. Dr. Honig received his B.A. in History from Columbia College of Columbia University, his M.D. from the Columbia College of Physicians & Surgeons and his M.P.H from Columbia University School of Public Health. Our Nominating and Corporate Governance Committee believes that Dr. Honig’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Patrick Y. Yang, Ph.D., 66, has served on our Board of Directors since March 2014. Dr. Yang recently retired from F. Hoffman-La Roche AG, a leading global pharmaceutical and diagnostics company, where he served as Executive Vice President and Global Head of Pharmaceutical Technical Operations from January 2010 until March 2013. In this role, Dr. Yang was responsible for Roche’s pharmaceutical and biotechnology manufacturing operations, process development, quality, regulatory, supply management, distribution, and procurement functions, based in Switzerland. From December 2003 through December 2009, Dr. Yang worked for Genentech, Inc., a leading biotechnology company, where his most recent position was Executive Vice President of Product Operations responsible for Genentech’s manufacturing, engineering, process development, regulatory, quality, compliance, and supply chain management functions. Prior to Genentech, Dr. Yang held several leadership roles at Merck, including Vice President of Asia/Pacific Operations and Vice President of Supply Chain Management. He also previously worked at General Electric Co. and Life Systems, Inc. in research, development, and manufacturing operations. Dr. Yang currently works as a biotech industry consultant. He serves on the board of directors of Tesoro Corporation, an independent refiner and marketer of petroleum products, the board of directors of Codexis, Inc., a company in the development and production of custom industrial enzymes for use in the pharmaceutical, chemical and biofuel production; and on the board of directors of PharmaEssentia Corporation (Taiwan), a biotechnology company. Dr. Yang holds a Ph.D. in engineering from Ohio State University. Our Nominating and Corporate Governance Committee believes that Dr. Yang’s expertise and experience in the pharmaceutical and biotechnology industries qualifies him to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING

Michael Narachi, 54, has served as our Chairman of the Board of Directors since October 2013. Since March 2009, Mr. Narachi has served as the President and Chief Executive Officer and a member of the Board of Directors of Orexigen Therapeutics, Inc., a biopharmaceutical company focused on the treatment of obesity. Previously, Mr. Narachi served as Chairman, Chief Executive Officer and President of Ren Pharmaceuticals, Inc., a private biotechnology company, from November 2006 to March 2009. From August 2002 to January 2008, Mr. Narachi served as Chairman of the Board of Directors of Naryx Pharma, Inc., a private pharmaceutical company. In 2004, Mr. Narachi retired as an officer and Vice President of Amgen Inc., a leading therapeutics company, where he served as General Manager of Amgen’s Anemia Business from 1999 to 2003. Mr. Narachi joined Amgen in 1984 and held various positions throughout the organization including: Product Development Team Leader for NEUPOGEN; Director of Clinical Operations in Thousand Oaks, CA and Cambridge, UK; Vice President of Development and Representative Director for Amgen Japan; Head of Corporate Strategic Planning; Chief Operations Officer of Amgen BioPharma; and Vice President, Licensing and Business Development. He currently serves as Chairman of the Board of Directors of AMAG Pharmaceuticals, Inc. and serves on the Board of Directors of the Pharmaceutical Research and Manufacturers of America and the Biotechnology Industry Organization. Mr. Narachi received a B.S. in Biology and an M.A. degree in Biology and Genetics from the University of California at Davis. He received an M.B.A. from the Anderson Graduate School of Management at University of California, Los Angeles. Our Nominating and Corporate Governance Committee believes that Mr. Narachi’s business, leadership and management experience, as well as his experience in the biotechnology industry, qualifies him to serve on our Board of Directors.

Joshua Funder, 42, has served on our Board of Directors since January 2012. Dr. Funder has been a partner with GBS Venture Partners, a venture capital group since April 2004. From January 2003 to March 2004, Dr. Funder was senior manager, corporate strategy and development at Infinity Pharmaceuticals, Inc., a drug discovery company. From June 2004 to December 2004, Dr. Funder served as interim chief executive officer of Proacta Inc., a biopharmaceutical company. Dr. Funder also serves as a member of the Board of Directors of OPAL Inc., Spinifex Pty Ltd and Pathway Therapeutics Ltd. Dr. Funder received a B.S. and a Bachelor of Laws from Melbourne University, and a Master of Laws from the London School of Economics. He also holds a D.Phil. in intellectual property for biotechnology from Oxford University. Our Nominating and Corporate Governance Committee believes that Dr. Funder’s expertise and experience in the biotechnology industry qualifies him to serve on our Board of Directors.

Directors Continuing in Office Until the 2016 Annual Meeting

Gregg Alton, 48, has served on our Board of Directors since August 2013. Since August 2009, Mr. Alton has served as executive vice president of corporate and medical affairs and chief compliance officer at Gilead Sciences. In this role, Mr. Alton oversees legal affairs, public affairs, government affairs, emerging markets and medical affairs. From January 2008 to March 2013, Mr. Alton served as a director of Oculus Innovative Sciences, Inc., a global healthcare company. From March 2000 to August 2009, Mr. Alton served as general counsel at Gilead and from October 1999 to March 2000, served as associate general counsel at the same company. Mr. Alton was a corporate attorney at the law firm of Cooley Godward LLP (now Cooley LLP) from November 1993 to December 1996 and from July 1998 to October 1999, and at the law firm Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. from January 1997 to July 1998. Mr. Alton received a B.A. from the University of California, Berkeley and a J.D. from Stanford Law School. Our Nominating and Corporate Governance Committee believes that Mr. Alton’s expertise and experience in the biotechnology industry qualifies him to serve on our Board of Directors.

Graham Cooper, 44, has served on our Board of Directors since September 2013. Since February 2013, Mr. Cooper has served as chief financial officer at Receptos, Inc., a publicly held biopharmaceutical company focused on therapeutics for immune disorders. From January 2012 to December 2012, Mr. Cooper served as chief financial officer at Geron Corporation, a biopharmaceutical company focused on cancer therapies. From

May 2006 to March 2011, Mr. Cooper served as chief financial officer of Orexigen Therapeutics, Inc., a biotechnology company focused on obesity therapeutics. From 1999 to 2006, Mr. Cooper held positions of increasing responsibility, including director, health care investment banking, at Deutsche Bank Securities, a leading global investment bank, where he was responsible for executing and managing a wide variety of financing and merger and acquisition transactions in the life sciences field. From August 1992 to January 1995, Mr. Cooper worked as an accountant at Deloitte & Touche LLP, an independent registered public accounting firm, and was previously a C.P.A. Mr. Cooper holds a B.A. in economics from the University of California, Berkeley and an M.B.A. from the Stanford Graduate School of Business. Our Nominating and Corporate Governance Committee believes that Mr. Cooper’s expertise and experience in the biotechnology industry and his financial expertise qualifies him to serve on our Board of Directors.

Krisztina M. Zsebo, Ph.D., 58, has served as our President, Chief Executive Officer and a member of our Board of Directors since 2004. From March 2004 until October 2007, Dr. Zsebo was a venture partner at Enterprise Partners Venture Capital, a venture capital firm. Prior to joining Enterprise Partners, Dr. Zsebo held executive positions at Remedyne Corporation, a biotechnology company, Connetics Corporation, a specialty pharmaceutical company, ALZA Corporation, a pharmaceutical and medical systems company, Cell Genesys, Inc., a biotechnology company, and Amgen Inc., a biotechnology company. Dr. Zsebo received a B.S. in Biochemistry from the University of Maryland, an M.S. in Biochemistry and Biophysics from Oregon State University and a Ph.D. in Comparative Biochemistry from the University of California, Berkeley. Our Nominating and Corporate Governance Committee believes that Dr. Zsebo’s 29 years of experience in the pharmaceutical industry, experience with drug development and service as our President and Chief Executive Officer qualify her to serve on our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our directors, except Dr. Zsebo who is not considered independent because she is an executive officer of the Company, are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Listing Rules. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors is currently chaired by Mr. Narachi. As a general policy, our Board of Directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole. As such, Dr. Zsebo serves as our President and Chief Executive Officer while Mr. Narachi serves as our Chairman of the Board of Directors but is not an officer. We expect and intend the positions of Chairman of the Board of Directors and Chief Executive Officer to continue to be held by two individuals in the future.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met 19 times during the last fiscal year. All directors except Mr. Alton attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively. Mr. Alton was unable to attend five meetings of the Board due to scheduling conflicts associated with his position as Executive Vice President of Corporate and Medical Affairs and Chief Compliance Officer at Gilead Sciences.

In fiscal 2013, the Company’s independent directors met several times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2013 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Michael Narachi		X*	X
Gregg Alton		X	X*
Graham Cooper	X*	X	X
Todd Foley(a)	X(a)
Joshua Funder, Ph.D.	X
Johan Kördel, Ph.D.(b)		X(b)
Total meetings in fiscal 2013	3	1	0

(a)	Mr. Foley’s service as a director and as a member of the Audit Committee will end immediately following the annual meeting.
(b)	Dr. Kördel resigned from the Board of Directors in March 2014 and ceased being a member of the Compensation Committee upon his resignation.
*	Committee Chairperson

Below is a description of each committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee satisfies the NASDAQ Stock Market and Securities and Exchange Commission (“SEC”) independence requirements.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

The Audit Committee is composed of three directors: Mr. Cooper, Mr. Foley and Dr. Funder. The Audit Committee met three times during the prior fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.celladon.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act).

The Board of Directors has also determined that Mr. Cooper qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Cooper’s level of knowledge and experience based on a number of factors, including his formal education and previous and current experience in financial roles.

Effective immediately following the Annual Meeting, the Audit Committee will be composed of Mr. Cooper, Dr. Funder and Mr. Narachi.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Graham Cooper (Chair)

Todd Foley

Joshua Funder, Ph.D.

* The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Narachi (Chair), Mr. Alton and Mr. Cooper. All members of the Compensation Committee are independent as independence is currently defined in Rule 5605(d)(2)(A) of the NASDAQ listing standards and Rule 10C-1 of the Exchange Act. The Compensation Committee met one time during the prior fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.celladon.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt or recommend for adoption, and oversee the Company’s compensation strategy, policies, plans and programs. For this purpose, the Compensation Committee performs several functions, including, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;

•	making recommendations to the full Board of Directors regarding the compensation and other terms of employment of our executive officers;

•	reviewing and making recommendations to the full Board of Directors regarding performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•	evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and making recommendations to the full Board of Directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•	establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act and, if applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•	reviewing and making recommendations to the full Board of Directors regarding the terms of any employment agreements, severance arrangements, change of control protections and any other compensatory arrangements for our executive officers;

•	reviewing the adequacy of its charter on a periodic basis;

•	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and assessing on an annual basis the performance of the Compensation Committee.

Effective immediately following the Annual Meeting, the Compensation Committee will be composed of Mr. Narachi, Mr. Alton and Dr. Yang.

Compensation Committee Processes and Procedures

We expect that our Compensation Committee will meet at least twice annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding her compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, to the extent required by SEC and NASDAQ rules, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In 2013, the Company engaged Barney & Barney LLC (“Barney”) as a compensation consultant. Barney was retained to assist the Compensation Committee in its evaluation of the Company’s executive and director compensation programs as it contemplated an initial public offering and transition to a publicly-held company. In October 2013 following Mr. Narachi’s appointment as Chair of the Compensation Committee, the Compensation Committee, after taking into consideration the six factors prescribed by the SEC and NASDAQ described above, engaged Frederic W. Cook & Co. (“FWC”) as its new compensation consultant. FWC was retained to provide an assessment of the Company’s executive and director compensation programs in comparison to executive and director compensation programs at selected publicly-traded peer companies. As part of its engagement, FWC was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. FWC ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with FWC, the Compensation Committee approved certain modifications based in part on FWC’s recommendations. These modifications are discussed in the Executive Compensation section of this proxy statement.

It is expected that the Compensation Committee will consider most of the significant adjustments to annual compensation, target bonuses and equity awards and establish new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at periodic meetings throughout the year on an as-needed basis. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the Compensation Committee, which recommends any adjustments to her compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant. Modifications to executive compensation must be approved by the full Board of Directors prior to implementation.

Compensation Committee Interlocks and Insider Participation

As stated above, the Compensation Committee currently consists of Mr. Narachi (Chair), Mr. Alton and Mr. Cooper. Dr. Kördel resigned from the Compensation Committee in March 2014. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting or recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of three directors: Mr. Alton (Chair), Mr. Narachi and Mr. Cooper. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee did not meet during the prior fiscal year. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and www.celladon.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote which we expect will typically be recommended to the full board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Celladon Corporation, 12760 High Bluff Drive, Suite 240, San Diego, CA 92130, Attn: Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (or in the case of the 2014 Annual Meeting of Stockholders, the 10th day following the day on which public announcement of the date of such meeting is first made). Submissions must include the name and address of the Company stockholder on whose behalf the submission is made; the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Effective immediately following the Annual Meeting, the Nominating and Corporate Governance Committee will be composed of Mr. Alton, Mr. Cooper and Dr. Honig.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Celladon at 12760 High Bluff Drive, Suite 240, San Diego, CA 92130. These communications will be reviewed by the Secretary of Celladon, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.celladon.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2013.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,543,469	$3.19	26,294
Equity compensation plans not approved by security holders	—	—	—
Total	1,543,469	$3.19	26,294

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young has audited the Company’s financial statements since its inception in 2000. Representatives of Ernst & Young are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Ernst & Young.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2013 and December 31, 2012, by Ernst & Young, the Company’s principal accountant.

	Fiscal Year Ended
	2013	2012
Audit Fees(1)	$992,862	$50,557
Audit-related Fees(2)	—	—
Tax Fees(3)	128,798	60,915
All Other Fees	—	—

Total Fees	$1,121,660	$111,472

(1)	Audit fees consist of fees billed for professional services by Ernst & Young for audit and quarterly review of our financial statements and review of our registration statement for our initial public offering, and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees include services relating to accounting consultations and reviews and due diligence services
(3)	Tax Fees include services relating to tax compliance, tax advice, and tax planning in the United States and Europe.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2013 financial statements, the Company entered into an engagement agreement with Ernst & Young that sets forth the terms by which Ernst & Young will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

EXECUTIVE OFFICERS

Krisztina M. Zsebo, Ph.D., 58, has served as our President, Chief Executive Officer and a member of our Board of Directors since 2004. For additional information regarding Dr. Zsebo’s industry experience and education, see above under “Directors Continuing in Office Until the 2016 Annual Meeting.”

Rebecque J. Laba, 52, has served as our Vice President, Finance and Administration since September 2007, and before that, served as a consultant to us on finance and administrative matters since October 2005. From 1999 to 2005, Ms. Laba served in various financial and operational roles at Idun Pharmaceuticals, Inc. until Idun was acquired by Pfizer Inc., a pharmaceutical company, in 2005. From 1997 to 1999, Ms. Laba worked at Asset Management Group, where she served in various financial and operational roles.

Jeffrey J. Rudy, 52, has served as our Vice President, Clinical Operations since joining us in 2006. From 1997 to 2006, Mr. Rudy worked at Agouron Pharmaceuticals (prior to its acquisition by the Warner-Lambert Company, which was subsequently acquired by Pfizer) where he served in roles of increasing responsibility within its clinical research operations, including portfolio manager of the ophthalmology franchise and director of development operations. From 1995 to 1997, Mr. Rudy was at Gilead Sciences, Inc., a biopharmaceutical company, where he was clinical program manager in the clinical research department overseeing a number of antiviral compounds in early development. From 1991 to 1994, Mr. Rudy was at Amgen, where he worked in clinical affairs on a number of antiviral programs. Mr. Rudy received his B.S. in Microbiology from Ohio State University.

Ryan K. Takeya, 45, has served as our Vice President, Manufacturing since April 2012. From August 1996 to December 2009, Mr. Takeya served in the Manufacturing Group at Targeted Genetics Corporation, a biotechnology company, where he oversaw in-house and contract manufacturing of clinical gene therapy products, including clinical supplies used in the MYDICAR clinical program. From 1993 to 1996, Mr. Takeya held various process development and process transfer roles at Immunex Corporation, a biotechnology company. In 2011, Mr. Takeya was at Dendreon Corporation, a biotechnology company, where he was involved with the transfer of the PROVENGE antigen manufacturing process to a secondary commercial manufacturing site. Mr. Takeya received his B.A. in Chemistry from the University of Washington.

Fredrik Wiklund, 43, has served as our Vice President, Corporate Development and Investor Relations since August 2013 and as our Vice President, Corporate Development from June 2013 to August 2013. Before that, he served as our Senior Director, Corporate Development from April 2012 to June 2013. From September 2009 to April 2012, Mr. Wiklund served as a consultant to us on business development matters. From November 2003 to November 2008, Mr. Wiklund was head of corporate development and investor relations at Tercica, Inc., a biopharmaceutical company, until its acquisition by the Ipsen Group, a biotechnology company, in 2008. From January 2001 to June 2003, Mr. Wiklund was at Lehman Brothers, Inc., a global financial services firm, where he served in the Investment Banking Health Care Group. From 1996 to 2000, Mr. Wiklund served as an antiviral specialist at Gilead Sciences. Mr. Wiklund received his M.B.A. from the University of Southern California and his B.A. in International Relations from the University of San Diego.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 1, 2014 by: (i) each director; (ii) each of our executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,500,015 shares outstanding on April 1, 2014, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address for the following stockholders is c/o Celladon Corporation, 12760 High Bluff Drive, Suite 240, San Diego, CA 92130.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
Greater than 5% stockholders
Entities Affiliated with Enterprise Partners(1). 2223 Avenida de la Playa, Suite 205 La Jolla, CA 92037	1,971,067	10.6%
Pfizer Inc.(2) c/o Pfizer Venture Investments 235 E. 42nd Street New York, NY 10017	1,837,462	9.9%
Lundbeckfond Invest A/S(3) Vestagervej 17 DK-2900 Hellerup Denmark	1,774,349	9.6%
Entities affiliated with Novartis Bioventures Ltd.(4) 131 Front Street Hamilton, HM 12 Bermuda	1,577,202	8.5%
Johnson & Johnson Development Corporation 410 George Street New Brunswick, NJ 08901	1,276,724	6.9%
GBS Bioventures IV(5) Level 5, 71 Collins Street Melbourne, Vic 3000 Australia	1,248,011	6.7%
Entities affiliated with MPM Capital(6) The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116	1,084,292	5.9%
Entities affiliated with Venrock Partners(7) 3340 Hillview Ave Palo Alto, CA 94304	1,002,236	5.4%
H&Q Healthcare Investors and H&Q Life Sciences Investors (8) 2 Liberty Square, 9th Floor Boston, MA 02109	986,431	5.3%

Coöperatief LSP IV UA (9) Johannes Vermeerplein 9 1071 DV Amsterdam The Netherlands	985,748	5.3%

Directors and Named Executive Officers
Krisztina M. Zsebo, Ph.D.(10)	463,288	2.4%
Rebecque J. Laba(11)	109,254	*
Jeffrey J. Rudy(12)	108,838	*
Fredrik Wiklund (13)	102,843	*
Gregg Alton (14)	4,108	*
Graham Cooper(15)	3,730	*
Barbara J. Dalton, Ph.D.	—	*
Todd Foley(16)	1,086,514	5.9%
Joshua Funder, Ph.D.(17)	1,250,233	6.7%
Michael Narachi(18)	67,563	*
Peter Honig, M.D.(19)	3,055	*
Patrick Yang, Ph.D.(20)	3,055	*
All executive officers and directors as a group (13 persons) (21)	3,277,407	16.9%

*	Less than one percent.
(1)	Consists of (a) 883,674 shares of common stock and 8,581 shares issuable upon the exercise of warrants held by Enterprise Partners Liquidating Trust V, (b) 1,016,477 shares of common stock and 8,581 shares issuable upon the exercise of warrants held by Enterprise Partners Liquidating Trust VI, and (c) 50,033 shares of common stock and 3,721 shares issuable upon the exercise of warrants held by Enterprise Partners Management, LLC.
(2)	Consists of 1,794,803 shares of common stock and 42,659 shares issuable upon the exercise of warrants.
(3)	Consists of 1,745,683 shares of common stock and 28,666 shares issuable upon the exercise of warrants.
(4)	Consists of 1,551,721 shares of common stock held by Novartis Bioventures Ltd. and 25,481 shares issuable upon the exercise of warrants held by Novartis International Pharmaceutical Investment Ltd. Novartis Bioventures Ltd. and Novartis International Pharmaceutical Investment Ltd. are indirect wholly-owned subsidiaries of, and controlled by, Novartis AG.
(5)	Consists of 1,194,204 shares of common stock and 53,807 shares issuable upon the exercise of warrants. Joshua Funder, Ph.D., one of our directors, shares voting and investment power with respect to the shares held by GBS Bioventures IV. Dr. Funder disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(6)	Consists of (a) 999,825 shares of common stock and 16,419 shares issuable upon the exercise of warrants held by MPM BioVentures IV-QP, L.P., (b) 38,518 shares of common stock and 632 shares issuable upon the exercise of warrants held by MPM BioVentures IV GmbH & Co. Beteiligungs KG, and (c) 28,431 shares of common stock and 466 shares issuable upon the exercise of 2013 warrants held by MPM Asset Management Investors BV4 LLC. MPM BioVentures IV LLC is the Managing Member of MPM BioVentures IV GP LLC, which is the General Partner of MPM BioVentures IV-QP, L.P. and the Managing Limited Partner of MPM BioVentures IV GmbH & Co. Beteiligungs KG. MPM BioVentures IV LLC is the Manager of MPM Asset Management Investors BV4 LLC. Todd Foley, one of our directors, is a Member of MPM BioVentures IV LLC and shares the power to vote, hold and dispose of the shares held by MPM BioVentures IV-QP, L.P., MPM Bio BioVentures IV GmbH & Co. Beteiligungs KG and MPM Asset Management Investors BV4 LLC. Mr. Foley and each such other Member of MPM BioVentures IV LLC disclaims beneficial ownership of the securities reported herein except to the extent of his respective pecuniary interest therein.
(7)

Consists of (a) 806,926 shares of common stock and 8,911 shares issuable upon the exercise of warrants held by Venrock Associates IV, L.P., (b) 19,814 shares of common stock and 218 shares issuable upon the exercise of warrants held by Venrock Entrepreneurs Fund IV, L.P., and (c) 164,550 shares of common stock and 1,817 shares issuable upon the exercise of warrants held by Venrock Partners, L.P. The sole general partner of Venrock Associates IV, L.P. is Venrock Management IV, LLC. The sole general partner of Venrock Entrepreneurs Fund IV, L.P. is VEF Management IV, LLC. The sole general partner of Venrock Partners, L.P. is Venrock Partners Management, LLC. Venrock Management IV, LLC, VEF Management IV, LLC and Venrock Partners Management, LLC disclaim beneficial ownership over all shares held by Venrock Associates IV, L.P., Venrock Entrepreneurs Fund IV, L.P. and Venrock Partners, L.P., except to the extent of their pecuniary interests therein. Anthony B. Evnin, Ph.D. is a member of Venrock Management IV, LLC, VEF Management IV, LLC and Venrock Partners Management, LLC and as such, he may be deemed to have voting and investment power with respect to these shares. Dr. Evnin disclaims beneficial ownership of these shares except to the extent of his indirect pecuniary interest therein.
(8)	Consists of (a) 669,639 shares of common stock and 10,996 shares issuable upon the exercise of warrants held by H&Q Healthcare Investors and (b) 300,856 shares of common stock and 4,940 shares issuable upon the exercise of warrants held by H&Q Life Sciences Investors (together with H&Q Healthcare Investors, the “H&Q Funds”). Tekla Capital Management LLC (“TCM”), the investment adviser to the H&Q Funds, and Daniel Omstead, Ph.D., the controlling member of TCM, have investment power with respect to the foregoing shares and share voting power with respect to the foregoing shares with the H&Q Funds.
(9)	Consists of 969,822 shares of common stock and 15,926 shares issuable upon the exercise of warrants. As the sole director of LSP IV, LSP IV Management may be deemed to beneficially own these securities. As managing directors of LSP IV Management, each of Martijn Kleijwegt, Rene Kuijten and Joachim Rothe may also be deemed to beneficially own these securities.
(10)	Consists of 463,288 shares that Dr. Zsebo has the right to acquire from us within 60 days of April 1, 2014 pursuant to the exercise of stock options.
(11)	Consists of 109,254 shares that Ms. Laba has the right to acquire from us within 60 days of April 1, 2014 pursuant to the exercise of stock options.
(12)	Consists of 108,838 shares that Mr. Rudy has the right to acquire from us within 60 days of April 1, 2014 pursuant to the exercise of stock options.
(13)	Includes 82,843 shares that Mr. Wiklund has the right to acquire from us within 60 days of April 1, 2014 pursuant to the exercise of stock options.
(14)	Consists of 4,108 shares that Mr. Alton has the right to acquire from us within 60 days of April 1, 2014 pursuant to the exercise of stock options.
(15)	Consists of 3,730 shares that Mr. Cooper has the right to acquire from us within 60 days of April 1, 2014 pursuant to the exercise of stock options.
(16)	Includes the securities described in footnote (6) above and 2,222 shares that Mr. Foley has the right to acquire from us within 60 days of April 1, 2014 pursuant to the exercise of stock options.
(17)	Includes the securities described in footnote (5) above and 2,222 shares that Dr. Funder has the right to acquire from us within 60 days of April 1, 2014 pursuant to the exercise of stock options.
(18)	Includes 5,063 shares that Mr. Narachi has the right to acquire from us within 60 days of April 1, 2014 pursuant to the exercise of stock options.
(19)	Consists of 3,055 shares that Dr. Honig has the right to acquire from us within 60 days of April 1, 2014 pursuant to the exercise of stock options.
(20)	Consists of 3,055 shares that Dr. Yang has the right to acquire from us within 60 days of April 1, 2014 pursuant to the exercise of stock options.
(21)	Consists of 2,343,479 shares of common stock, 71,324 shares issuable upon exercise of warrants, and 862,604 shares that all executive officers and directors as a group have the right to acquire from us within 60 days of April 1, 2014 pursuant to the exercise of stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

During the fiscal year ended December 31, 2013, the Company did not have a registered class of equity securities and accordingly none of the Company’s executive officers, directors or holders of more than ten percent of the Company’s common stock were subject to the Section 16(a) filing requirements with respect to the Company’s securities.

EXECUTIVE COMPENSATION

Our named executive officers for the year ended December 31, 2013, which consist of our principal executive officer and our three other most highly compensated executive officers, are:

•	Krisztina M. Zsebo, Ph.D., our President and Chief Executive Officer;

•	Rebecque J. Laba, our Vice President, Finance and Administration;

•	Jeffrey J. Rudy, our Vice President, Clinical Operations; and

•	Fredrik Wiklund, our Vice President, Corporate Development and Investor Relations.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)		Total ($)
Krisztina M. Zsebo, Ph.D. President and Chief Executive Officer	2013 2012	417,524 399,627	— 370,045	83,505 89,180	20,152 19,412	(3)	521,181 878,264

Rebecque J. Laba Vice President, Finance and Administration	2013 2012	216,300 206,668	— 86,961	43,260 42,000	17,472 17,929	(4)	277,032 353,558

Jeffrey J. Rudy Vice President, Clinical Operations	2013 2012	216,300 207,692	— 86,961	47,586 52,500	17,472 17,744	(5)	281,358 364,897

Fredrik Wiklund(7) Vice President, Corporate Development and Investor Relations	2013	190,399	368,423	36,000	17,610	(6)	612,432

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the applicable year computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(2)	Amounts shown represent annual performance-based bonuses earned for the applicable year. For more information, see below under “—Annual Performance-Based Bonus Opportunity.”
(3)	Amount shown represents $17,902 in 401(k) matching contributions, $1,050 premiums for life, disability and accidental death and dismemberment insurance, and a $1,200 personal life insurance subsidy paid by us on behalf of or directly to, as applicable, Dr. Zsebo. These benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”
(4)	Amount shown represents $15,225 in 401(k) matching contributions, $1,050 premiums for life, disability and accidental death and dismemberment insurance, and a $1,200 personal life insurance subsidy paid by us on behalf of or directly to, as applicable, Ms. Laba. These benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”

(5)	Amount shown represents $15,225 in 401(k) matching contributions, $1,050 premiums for life, disability and accidental death and dismemberment insurance, and a $1,200 personal life insurance subsidy paid by us on behalf of or directly to, as applicable, Mr. Rudy. These benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”
(6)	Amount shown represents $15,360 in 401(k) matching contributions, $1,050 premiums for life, disability and accidental death and dismemberment insurance, and a $1,200 personal life insurance subsidy paid by us on behalf of or directly to, as applicable, Mr. Wiklund. These benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”
(7)	Mr. Wiklund was not a named executive officer for 2012.

Annual Base Salary

The compensation of our named executive officers is generally determined and approved by our Board of Directors, based on the recommendation of the Compensation Committee of our Board. Our Board of Directors approved the following 2013 base salaries for our named executive officers. The 2013 base salaries below were effective as of January 1, 2013, except that Mr. Wiklund’s salary rate below became effective in June 2013 in connection with his promotion to Vice President, Corporate Development. Prior to this promotion, Mr. Wiklund’s base salary in 2013 was $187,250.

Name	2013 Base Salary ($)
Krisztina M. Zsebo, Ph.D.	417,524
Rebecque J. Laba	216,300
Jeffrey J. Rudy	216,300
Fredrik Wiklund	200,000

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. The annual performance-based bonus each named executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our Board of Directors establishes each year. At the end of the year, our Board of Directors reviews our performance against each corporate goal and approves the extent to which we achieved each of our corporate goals.

Our Board of Directors will generally consider each named executive officer’s individual contributions towards reaching our annual corporate goals but does not typically establish specific individual goals for our named executive officers. There is no minimum bonus percentage or amount established for the named executive officers and, as a result, the bonus amounts vary from year to year based on corporate and individual performance. For 2013, our Board of Directors established a target bonus of 20% for Dr. Zsebo, 20% for Ms. Laba, 22% for Mr. Rudy and 18% for Mr. Wiklund.

Our Board of Directors established four sets of corporate goals for 2013. The first set of goals consisted of clinical goals weighted at 50% towards overall corporate goal achievement and were to (1) complete enrollment and maintain a high quality of enrolled subjects in our CUPID 2 trial by February 2014; and (2) dose the first subject in our MYDICAR – LVAD trial or in our AGENT-HF trial by June 2013. The second set of goals consisted of regulatory goals weighted at 20% towards overall corporate goal achievement and were to (1) file required regulatory reports in the U.S. by March 2013 and in the EU on a country-by-country basis by each country’s respective deadlines; (2) obtain FDA validation for our Phase 3 SPA protocol by October 2013 that our joint frailty model and false-positive rate is acceptable for a pivotal trial using our joint frailty model; (3) conduct meetings with and obtain feedback from the Scientific Advice Working Part of the EMA by December 2013 with respect to the clinical and statistical path to commercialize MYDICAR; and (4) conduct meetings with the CDRH by September 2013 to further clinical validation of our companion diagnostic, the approval of which we anticipate will be a prerequisite to our ability to market MYDICAR. The third set of corporate goals consisted of chemistry, manufacturing and controls goals weighted at 20% towards overall corporate goal achievement and were to (1) support the transfer of our scalable manufacturing process for MYDICAR to our manufacturer, Lonza, by July 2013, with a stretch goal to qualify Lonza or an alternative CRO for QC lot release of the qPCR assay for MYDICAR by December 2013; (2) complete development of specified potency assays by December 2013; and (3) have Lonza successfully complete a confirmatory process development run by December 2013. The final corporate goal was weighted at 10% towards overall corporate goal achievement and was to maintain 2013 operations within the approved budget. Our Board of Directors also established two stretch goals relating to completing a financing event for MYDICAR and for the small molecule program. No specific individual goals were established for any of our named executive officers for 2013.

In January 2014, our Board of Directors reviewed our corporate goals and determined that on an overall basis, we had achieved our goals. Our Board of Directors determined that overall we had achieved our clinical goals by infusing a substantial number of subjects in our CUPID 2 trial ahead of our deadline and by commencing screening in the AGENT-HF trial. Our Board of Directors determined that overall we had achieved our regulatory goals by filing required regulatory reports in both the U.S. and in the EU within deadlines, and conducting meetings with and obtaining adequate feedback from the EMA, FDA and CDRH. With respect to our chemistry, manufacturing and controls goals, our Board of Directors determined that we had achieved our goal of supporting the transfer of our scalable manufacturing process for MYDICAR to Lonza on time and we successfully completed a confirmatory process development run by our deadline, although we only partially achieved our goal of completing development of specified potency assays by our deadline. Finally, our Board of Directors determined that we achieved our corporate goal by maintaining 2013 operations within our approved budget. Accordingly, our Board of Directors awarded each of our named executive officers their target bonus opportunity for 2013 in recognition of our substantial achievement of our corporate goals and each of the executive’s efforts towards our successful achievement of our corporate goals.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our named executive officers. Our Board of Directors is responsible for approving equity grants. As of December 31, 2013, stock option awards were the only form of equity awards we granted to our named executive officers. Vesting of the stock option awards is tied to continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to our initial public offering, we granted all equity awards pursuant to the 2012 equity incentive plan (“2012 plan”) and the 2001 stock option plan (“2001 plan”), the terms of which are described below under “—Equity Benefit Plans.” All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of the grant of such award.

Generally our stock option awards vest over a four-year period subject to the holder’s continuous service to us and may be granted with an early exercise feature. Such early exercise feature allows the holder to exercise and receive unvested shares of our stock, so that the holder may have a greater opportunity for gains on the shares to be taxed at long-term capital gains rates rather than ordinary income rates. From time to time as our Board of Directors considers appropriate, we may grant stock options that vest upon achievement of performance goals.

On January 9, 2013 our Board of Directors granted Mr. Wiklund an option to purchase 20,016 shares of our common stock and an option to purchase 5,604 shares of our common stock, each at a per share exercise price of $1.12, which were subject to vesting based on our successful completion of a strategic transaction relating to the MYDICAR program and the small molecule program, respectively, on or before the end of 2013. These performance goals did not occur before the end of 2013 and accordingly both of these options are cancelled effective as of the end of 2013. On October 9, 2013 our Board of Directors granted an option to purchase 53,916 shares of our common stock to Mr. Wiklund at a per share exercise price of $9.37. This option vests over a four year period measured from Mr. Wiklund’s June 26, 2013 promotion date to Vice President, Corporate Development, subject to Mr. Wiklund’s continued service with us.

On January 21, 2014, our Board of Directors approved the grant to each of Dr. Zsebo, Ms. Laba, Mr. Rudy and Mr. Wiklund of options to purchase 134,000, 30,900, 30,900 and 20,400 shares of common stock, respectively, which were granted effective upon the execution and delivery of the underwriting agreement dated January 29, 2014 for our initial public offering, at a per share exercise price equal to $8.00 per share (the price per share at which our common stock was sold to the public in our initial public offering). Each of these option grants vest and become exercisable over a four-year period subject to the named executive officer’s continued service with us.

Agreements with our Named Executive Officers

Below are descriptions of our employment letter agreements with our named executive officers.

Agreement with Dr. Zsebo. We entered into an amended and restated letter agreement with Dr. Zsebo in August 2013, as amended in January 2014, that replaced her previous letter agreement dated July 2012 and became effective in January 2014 in connection with the execution and delivery of the underwriting agreement related to our initial public offering. Under the amended and restated letter agreement, Dr. Zsebo was entitled to an initial annual base salary of $417,524, was eligible to receive an annual target performance bonus of up to 25% of her base salary as determined by the Board of Directors, and certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” Dr. Zsebo’s base salary and annual target performance bonus percentage are subject to modification from time to time at the discretion of the Board of Directors.

Agreement with Ms. Laba. We entered into an amended and restated letter agreement with Ms. Laba in September 2013, as amended in January 2014, that replaced her previous letter agreement dated September 2007 and became effective in January 2014 in connection with the execution and delivery of the underwriting agreement for our initial public offering. Under the amended and restated letter agreement, Ms. Laba was entitled to an initial annual base salary of $216,300, is eligible to receive an annual target performance bonus as determined by the Board of Directors, and certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” Ms. Laba’s base salary and annual target performance bonus percentage are subject to modification from time to time at the discretion of the Board of Directors.

Agreement with Mr. Rudy. We entered into an amended and restated letter agreement with Mr. Rudy in September 2013, as amended in January 2014, that replaced his previous letter agreement dated May 2006 and became effective in January 2014 in connection with the execution and delivery of the underwriting agreement for our initial public offering. Under the amended and restated letter agreement, Mr. Rudy was entitled to an initial annual base salary of $216,300, was eligible to receive an annual target performance bonus of up to 25% of his base salary as determined by the Board of Directors, and certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” Mr. Rudy’s base salary and annual target performance bonus percentage are subject to modification from time to time at the discretion of the Board of Directors.

Agreement with Mr. Wiklund. We entered into an amended and restated letter agreement with Mr. Wiklund in September 2013, as amended in January 2014, that replaced his previous letter agreement dated April 2012 and became effective in January 2014 connection with the execution and delivery of the underwriting agreement for our initial public offering. Under the amended and restated letter agreement, Mr. Wiklund was entitled to an initial annual base salary of $200,000, is eligible to receive an annual target performance bonus as determined by the Board of Directors, and certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” Mr. Wiklund’s base salary and annual target performance bonus percentage are subject to modification from time to time at the discretion of the Board of Directors.

Potential Payments Upon Termination or Change of Control

Each of our named executive officers’ employment is “at will” and may be terminated at any time. Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. In addition, each of our named executive officers is eligible to receive certain benefits pursuant to his or her letter agreements with us described above under “—Agreements with our Named Executive Officers.”

Under the terms of the named executive officers’ amended and restated letter agreements that became effective in connection with the execution and delivery of the underwriting agreement for our initial public offering, upon the executive’s termination without “cause,” or resignation for “good reason,” each as defined below, each of our named executive officers is eligible to receive continued base salary payments and COBRA premium payments for 12 months for Dr. Zsebo and nine months for Ms. Laba, Mr. Rudy and Mr. Wiklund. If the named executive officer’s termination without cause or resignation for good reason occurs within the three month period before or 12 month period following a change of control, as defined under our 2013 equity incentive plan (“2013 plan”), the named executive officer will be eligible to receive (1) continued base salary payments and COBRA premium payments for 18 months for Dr. Zsebo and 12 months for Ms. Laba, Mr. Rudy and Mr. Wiklund, (2) a lump sum payment equal to the named executive officer’s target bonus for the year of termination and (3) full vesting acceleration of all outstanding equity awards that are subject to time-based vesting. All severance benefits under the amended and restated letter agreements are contingent upon the named executive officer executing an effective release and waiver of claims against us.

For purposes of each of the named executive officer’s amended and restated letter agreements, “cause” generally has the same meaning as “cause” under the letter agreements with Dr. Zsebo, Ms. Laba and Mr. Wiklund described above. For purposes of each of the named executive officer’s amended and restated letter agreements, “good reason” generally means the following events, conditions or actions taken by us with respect to the executive without cause and without the executive’s express written consent: (1) a material reduction in base salary; (2) a material reduction in the executive’s authority, duties or responsibilities; (3) a material reduction in the authority, duties or responsibilities of the supervisor to whom the executive is required to report; or (4) a relocation of the executive’s principal place of employment to a place that increases the executive’s one-way commute by more than 50 miles.

Each of our named executive officers holds stock options under our equity incentive plans that were granted subject to our form of stock option agreements. A description of the termination and change of control provisions in such equity incentive plans and stock options granted thereunder is provided below under “—Equity Benefit Plans” and the specific vesting terms of each named executive officer’s stock options are described below under “—Outstanding Equity Awards at Fiscal Year-End.”

2014 Compensation Changes

On March 19, 2014, our Board of Directors, based on the recommendation of the Compensation Committee, approved the following changes to the target bonus percentages for our named executive officers:

Name and Title	New Target Bonus %
Krisztina M. Zsebo, Ph.D., President and Chief Executive Officer	55%
Rebecque J. Laba, Vice President, Finance and Administration	30%
Jeffrey J. Rudy, Vice President, Clinical Operations	30%
Fredrik Wiklund, Vice President, Corporate Development and Investor Relations	30%

In addition, our Board of Directors, based on the recommendation of the Compensation Committee, established five sets of corporate goals for 2014. The first set of goals, weighted at 30% towards overall corporate goal achievement, consists of clinical goals relating to our CUPID 2 trial for MYDICAR and additional clinical trials that we may initiate during 2014. The second set of goals, weighted at 10% towards overall corporate goal achievement, consists of biostatistics goals relating to the analysis of data from our CUPID 2 trial. The third set of corporate goals, weighted at 20% towards overall corporate goal achievement, consists of goals relating to regulatory activities in the United States and the European Union associated with MYDICAR and our companion diagnostic. The fourth set of goals, weighted at 20% towards overall corporate goal achievement, consists of manufacturing and controls related goals. The final set of goals, weighted at 20% towards overall corporate goal achievement, consists of financial and investor relations related goals. No specific individual goals were established for any of our named executive officers for 2014.

Our Board of Directors also approved changes to the annual base salaries for our named executive officers, effective beginning on March 19, 2014, as follows: $495,000 for Dr. Zsebo, $275,600 for Ms. Laba, $275,600 for Mr. Rudy and $244,100 for Mr. Wiklund.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards granted to our named executive officers that remain outstanding as of December 31, 2013.

	Option Awards(1)
	Grant Date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)(2)	Option expiration date
Krisztina M. Zsebo, Ph.D.	9/30/2004	174		—	124.90	9/30/2014
	12/2/2005	156		—	137.39	12/2/2015
	7/25/2006	659		—	212.33	7/25/2016
	7/3/2007	187		—	224.82	7/3/2017
	11/13/2007	227		—	224.82	11/13/2017
	5/6/2008	276		—	224.82	5/6/2018
	3/10/2009	128	(3)	—	224.82	3/10/2019
	1/14/2010	128	(3)	—	224.82	1/14/2020
	6/10/2010	270	(4)	—	349.72	6/10/2020
	6/15/2012	461,083	(5)	—	1.12	6/14/2022

Rebecque J. Laba	7/25/2006	32		—	212.33	7/25/2016
	7/3/2007	40		—	224.82	7/3/2017
	9/12/2007	160		—	224.82	9/12/2017
	11/13/2007	56		—	224.82	11/13/2017
	5/6/2008	56		—	224.82	5/6/2018
	3/10/2009	21	(3)	—	224.82	3/10/2019
	1/14/2010	21	(3)	—	224.82	1/14/2020
	6/10/2010	98	(4)	—	349.72	6/10/2020
	6/15/2012	108,354	(5)	—	1.12	6/14/2022

Jeffrey J. Rudy	7/25/2006	40		—	212.33	7/25/2016
	7/3/2007	40		—	224.82	7/3/2017
	11/13/2007	201		—	224.82	11/13/2017
	5/6/2008	55		—	224.82	5/6/2018
	3/10/2009	25	(3)	—	224.82	3/10/2019
	1/14/2010	25	(3)	—	224.82	1/14/2020
	6/10/2010	98	(4)	—	349.72	6/10/2020
	6/15/2012	108,354	(5)	—	1.12	6/14/2022

Fredrik Wiklund(8)	9/25/2009	16		—	224.82	9/24/2019
	9/25/2009	32		—	224.82	9/24/2019
	9/25/2009	32		—	224.82	9/24/2019
	6/10/2010	30	(6)	—	349.72	6/9/2020
	6/15/2012	28,817	(5)	—	1.12	6/14/2022
	10/9/2013	53,916	(7)	—	9.37	10/8/2023

(1)	All of the option awards granted in 2012 were granted under the 2012 plan and all of the option awards granted prior to 2012 were granted under the 2001 plan, the terms of which plans are described below under “—Equity Benefit Plans.” Except as otherwise indicated, each option award is fully exercisable on the date of grant subject to our right to repurchase any exercised shares prior to the vesting date for such shares and all vesting is subject to the executive’s continuous service to us through the vesting dates. The share amounts and exercise prices presented give effect to the 1-for-100 reverse split of our common stock that occurred in January 2012 and the 1-for-12.49 reverse stock split of our common stock effected on October 25, 2013.
(2)	All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors, often with the assistance of a third-party valuation expert.
(3)	25% of the shares subject to the option vested on the one year anniversary of the March 10, 2009 vesting commencement date and 1/48th of the shares subject to the option vest in equal monthly installments thereafter over the next three years.
(4)	1/48th of the shares vest each month after the April 27, 2010 vesting commencement date. Notwithstanding the foregoing vesting schedule, if we consummate an acquisition or partnering transaction approved by our Board of Directors with respect to our MYDICAR program, on or before the time the option becomes fully vested and provided that the named executive officer’s continuous service with us has not terminated, then all or a portion of the remaining vesting and exercisability of the option may be accelerated to the extent determined by our Board of Directors in its sole discretion.
(5)	25% of the shares subject to the option vested on the one year anniversary of the January 27, 2012 vesting commencement date and 1/48th of the shares subject to the option vest in equal monthly installments thereafter over the next three years.
(6)

25% of the shares subject to the option vested on the one year anniversary of the April 27, 2010 vesting commencement date and 1/48th of the shares subject to the option vest in equal monthly installments thereafter over the next three years, provided that the vesting may be accelerated earlier to the extent determined by our Board of Directors if we consummate an acquisition or partnering transaction approved by the Board of Directors with respect to our MYDICAR program.
(7)	25% of the shares subject to the option vested on the one year anniversary of the June 26, 2013 vesting commencement date and 1/48th of the shares subject to the option vest in equal monthly installments thereafter over the next three years.
(8)	On January 9, 2013, Mr. Wiklund was granted an option to purchase 20,016 shares of common stock and an option to purchase 5,604 shares of common stock which would vest upon our successful completion of a strategic transaction relating to the MYDICAR program and the small molecule program, respectively, on or before the end of 2013. These performance goals did not occur before the end of 2013 and accordingly these options are cancelled effective as of December 31, 2013.

Option Exercises and Stock Vested

Our named executive officers did not exercise any stock option awards during the fiscal year ended December 31, 2013.

Option Repricings

We did not engage in any repricings or other modifications or cancellations to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2013.

Perquisites, Health, Welfare and Retirement Benefits

All of our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, disability, accidental death and dismemberment insurance for all of our employees, including our named executive officers. In addition, we provide each of our employees, including our named executive officers, with $100 cash each month to supplement our life insurance plan and we provide our named executive officers the ability to participate, on the same basis as all of our employees, in a heath reimbursement arrangement under Section 105 of the Internal Revenue Code of 1986, as amended (the “Code”). We provide a 401(k) plan to our employees, including our named executive officers, as discussed in the section below entitled “—401(k) Plan.”

We do not provide perquisites or personal benefits to our named executive officers. None of our named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. Our Board of Directors may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our named executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The plan provides that each participant may contribute up to the lesser of 75% of his or her eligible compensation or the statutory limit, which is $17,500 for calendar year 2013. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2013 may be up to an additional $5,500 above the statutory limit. We provide an automatic matching contribution as follows: a match of 200% on the first 3% of compensation contributed by a participant and a match of 100% on amounts above 3%, up to 4% of compensation contributed by a participant. We may also elect to provide for discretionary profit sharing contributions, but we did not provide any such contributions in 2013. In general, eligible compensation for purposes of the 401(k) plan includes an employee’s earnings reportable on IRS Form W-2 subject to certain adjustments and exclusions required under the Code. The 401(k) plan currently does not offer the ability to invest in our securities.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Board of Directors may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Equity Benefit Plans

2013 Equity Incentive Plan

Our Board of Directors adopted the 2013 plan in September 2013 and our stockholders approved the 2013 plan in October 2013, which became effective on January 29, 2014, the date of our final prospectus for our initial public offering. In October 2013, our Board of Directors approved an amendment to the 2013 plan, which our stockholders approved in November 2013. In January 2014, our Board of Directors again approved an amendment to the 2013 plan, which our stockholders approved in January 2014. No further grants will be made under the 2012 plan.

No person may be granted stock awards covering more than 3,000,000 shares of our common stock under our 2013 plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted. Additionally, no person may be granted in a calendar year a performance stock award covering more than 3,000,000 shares of our common stock or a performance cash award having a maximum value in excess of $3,000,000. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to any covered executive officer imposed by Section 162(m) of the Code.

Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2013 plan. Our Board of Directors may also delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2013 plan, our Board of Directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the authority to modify outstanding awards under our 2013 plan. Subject to the terms of our 2013 plan, the plan administrator has the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

The plan administrator determines the term of stock options granted under the 2013 plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

The 2013 plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our Compensation Committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.

The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2013 plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of ISOs, (4) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2013 plan pursuant to Section 162(m) of the Code) and (5) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or

•	make a payment equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2013 plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. For example, certain of our employees may receive an award agreement that provides for vesting acceleration upon the individual’s termination without cause or resignation for good reason (including a material reduction in the individual’s base salary, duties, responsibilities or authority, or a material relocation of the individual’s principal place of employment with us) in connection with a change of control. Under the 2013 plan, a change of control is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (3) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

2012 Equity Incentive Plan

Our Board of Directors and our stockholders approved our 2012 plan, which became effective in January 2012, and was further amended by our Board of Directors and stockholders in October 2013. As of December 31, 2013, there were 26,294 shares remaining available for the grant of stock awards under our 2012 plan and there were outstanding stock awards covering a total of 1,537,537 shares that were granted under our 2012 plan.

No additional awards will be granted under the 2012 plan, and all awards granted under the 2012 plan that are repurchased, forfeited, expire or are cancelled will become available for grant under the 2013 plan in accordance with its terms.

The plan administrator has the authority to modify outstanding awards under our 2012 plan. Subject to the terms of our 2012 plan, the plan administrator has the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (a) the class and maximum number of shares reserved for issuance under the 2012 plan, (b) the class and maximum number of shares that may be issued upon the exercise of ISOs and (c) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Unless otherwise provided in a stock award agreement or other written agreement between us and a participant, in the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or

•	make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2012 plan, a corporate transaction is generally defined as the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

2001 Stock Option Plan

Our Board of Directors and our stockholders approved our 2001 plan, which became effective in December 2001 and was subsequently amended most recently in March 2008. The 2001 plan terminated and no further awards were granted under the 2001 plan upon the effective date of the 2012 plan. As of December 31, 2013, there were outstanding stock awards under our 2001 plan covering a total of 5,932 shares of our common stock.

In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2001 plan, (2) the class and maximum number of shares that may be issued upon the exercise of ISOs, and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock options.

In the event of certain change of control events, outstanding stock options may be assumed or substituted for substantially equivalent stock options by the surviving or acquiring corporation. If any surviving or acquiring corporation fails to assume or substitute such stock options, all outstanding stock options will terminate effective as of the date of the change of control. However, not all options will automatically terminate if the Board of Directors otherwise provides for such options in the event of a change of control triggered by the direct or indirect sale or exchange by our stockholders of more than 50% of our voting stock, where we are the surviving or continuing corporation and immediately after such sale or exchange less than 50% of the total combined voting power of our voting stock is held by another corporation or corporations that are members of an affiliated group. In addition, the plan administrator may provide for special vesting acceleration in an individual award agreement or in any other written agreement between a participant and us.

Under the 2001 plan, a change of control is generally defined as an ownership change event where our stockholders immediately before such event do not retain immediately thereafter, direct or indirect beneficial ownership of more than 50% of the total combined voting power of outstanding voting securities of us or the corporation or other entity to which our assets were transferred, as applicable, in substantially the same proportions as their ownership of shares of our voting stock immediately before such event. An ownership change event is generally defined as (1) the sale or exchange by our stockholders of more than 50% of our voting stock, (2) a merger or consolation in which we are a party, (3) the sale, exchange or transfer or all or substantially all of our assets or (4) our liquidation or dissolution.

2013 Employee Stock Purchase Plan

Our Board of Directors adopted the 2013 Employee Stock Purchase Plan (“ESPP”) in September 2013 and our stockholders approved the ESPP in October 2013. The ESPP became effective on January 29, 2014, the date of our final prospectus for our initial public offering. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates.

Our Board of Directors has delegated its authority to administer the ESPP to our Compensation Committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our Board of Directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (1) 85% of the fair market value of a share of our common stock on the first date of an offering or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the Board of Directors will make appropriate adjustments to (1) the number of shares reserved under the ESPP, (2) the maximum number of shares by which the share reserve may increase automatically each year and (3) the number of shares and purchase price of all outstanding purchase rights.

In the event of certain significant corporate transactions, including the consummation of: (1) a sale of all our assets, (2) the sale or disposition of 90% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction and (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Director Compensation

Historically, we have not paid cash or equity compensation to directors who are also our employees for their service on our Board of Directors, nor have we paid cash or equity compensation to our non-employee directors who are associated with our principal stockholders for service on our Board of Directors. We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors. In 2013, we did not pay cash compensation to our non-employee directors. In connection with the August 2013 appointment of Mr. Alton and the September 2013 appointment of Mr. Cooper to our Board of Directors, in October 2013 we granted each of Mr. Alton and Mr. Cooper an option to purchase 13,585 shares of our common stock with an exercise price per share equal to $9.37. In connection with the October 2013 appointment of Mr. Narachi to our Board of Directors, in October 2013 we granted Mr. Narachi an option to purchase 20,757 shares of our common stock with an exercise price per share equal to $9.37. These options will vest monthly over a three-year period from the date of Mr. Alton’s, Mr. Cooper’s and Mr. Narachi’s appointment to our Board of Directors, subject to the director’s continued service with us.

On October 29, 2013, our Board of Directors approved the grant to each of Mr. Alton, Mr. Cooper and Mr. Narachi options to purchase 6,415, 6,415 and 9,243 shares of common stock, respectively, which were granted effective upon the execution and delivery of the underwriting agreement dated January 29, 2014 for our initial public offering, at an exercise price per share equal to $8.00 (the price per share at which our common stock was first sold to the public in our initial public offering). Each of these option grants vest monthly over a three-year period subject to the director’s continued service with us. These options, in addition to the options granted earlier in October 2013 to each of Mr. Alton, Mr. Cooper and Mr. Narachi, were in lieu of the options to be granted to our non-employee directors upon the execution and delivery of the underwriting agreement for our initial public offering under the new compensation policy described below.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2013 to each of our non-employee directors:

Name(1)	Option Awards ($)(5)	Total ($)
Gregg Alton(2)	86,048	86,048
Fouad Azzam, Ph.D.(6)
Graham Cooper(3)	86,048	86,048
Barbara J. Dalton, Ph.D.	—	—
Todd Foley	—	—
Joshua Funder, Ph.D	—	—
Johan Kördel, Ph.D.	—	—
Michael A. Narachi(4)	131,476	131,476
Daniel R. Omstead, Ph.D(6)	—	—
Andrew E. Senyei, M.D.(6)	—	—
Lauren Silverman, Ph.D.(6)	—	—

(1)	Dr. Zsebo was an employee director during 2013 and did not earn any compensation in 2013 for her service on the Board of Directors. Her compensation as an employee is fully reflected in the “—Summary Compensation Table” above.
(2)	Mr. Alton joined our Board of Directors in August 2013.
(3)	Mr. Cooper joined our Board of Directors in September 2013.
(4)	Mr. Narachi joined our Board of Directors in October 2013.
(5)

Amounts listed represent the aggregate grant date fair value of option awards granted during 2013 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the year ended

December 31, 2013, filed with the SEC on March 31, 2014. These amounts do not reflect the actual economic value that will be realized by the non-employee director upon vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. As of December 31, 2013, the aggregate number of shares outstanding under all options to purchase our common stock held by our non-employee directors were: Mr. Alton: 13,585; Mr. Cooper: 13,585 and Mr. Narachi: 20,757. None of our other non-employee directors held options or other stock awards to purchase shares of our common stock outstanding as of December 31, 2013.
(6)	Dr. Azzam, Dr. Omstead, Dr. Senyei and Dr. Silverman each resigned from our Board of Directors immediately prior to the execution and delivery of the underwriting agreement related to our initial public offering.

Our Board of Directors adopted a new compensation policy in September 2013 that became effective upon the execution and delivery of the underwriting agreement dated January 29, 2014 for our initial public offering and is applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for service on our Board of Directors:

•	an annual cash retainer of $30,000;

•	an additional annual cash retainer of $25,000 for service as chairman of our Board of Directors or at the chairman’s election, an option to purchase 5,000 shares subject to the terms described below for an annual option grant;

•	an additional annual cash retainer of $7,500, $5,000 and $5,000 for service on our Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•	an additional annual cash retainer of $10,000, $7,500 and $5,000 for service as chairman of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•	an automatic annual option grant to purchase 10,000 shares of our common stock for each non-employee director serving on the Board of Directors on the date of our annual stockholder meeting (including by reason of his or her election at such meeting), in each case vesting monthly until our next annual stockholder meeting subject to the director’s continued service with us (the foregoing grants to non-employee directors joining our Board of Directors other than at an annual stockholder meeting will be prorated for the number of months remaining until our next annual stockholder meeting);

•	upon first joining our Board of Directors, an automatic initial grant of an option to purchase 10,000 shares of our common stock that vests monthly over a three-year period following the grant date subject to the director’s continued service with us; and

•	on January 29, 2014, the date of the underwriting agreement for our initial public offering, an automatic option grant to purchase 20,000 shares of our common stock to each non-employee director serving on the Board of Directors on such date that will vest monthly over a three-year period following the grant date subject to the director’s continued service with us; provided that Mr. Alton, Mr. Cooper and Mr. Narachi will instead receive the grants described above that were approved in October 2013 in lieu of such grants.

In March 2014, the Board of Directors approved the establishment of a Research & Development Committee, and approved cash compensation for the non-employee directors serving on the Research & Development Committee. Each non-employee director serving on the Research & Development Committee will receive an additional cash retainer of $5,000, and the chairman of the Research & Development Committee will receive an additional annual cash retainer of $5,000 for service as chairman.

Each of the option grants described above will vest and become exercisable subject to the director’s continuous service with us, provided that each option will vest in full upon a change of control, as defined under our 2013 plan. In addition, the post-termination exercise period for each of the option grants described above will be three years from the date of termination of service, if such termination of service is other than for cause subject to the ten-year term of each option. The options will be granted under our 2013 plan, the terms of which are described in more detail above under “—Equity Benefit Plans—2013 Equity Incentive Plan.” Drs. Dalton and Kördel waived their right to receive any director compensation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATED-PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2012 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years. Since January 1, 2012, the Company has engaged in the following transactions with related persons:

Prior Loan Arrangements

In 2010 and 2011, we entered into various loan arrangements with beneficial owners of more than 5% of our capital stock, pursuant to which we issued secured convertible promissory notes and unsecured convertible promissory notes. The notes carried interest at 12.0% per annum. In January 2012, these notes were cancelled and the aggregate amount of outstanding principal and unpaid accrued interest thereon was exchanged for shares of our Series A-1 preferred stock, Junior preferred stock and common stock, with the balance paid in cash, as described below under the caption “Preferred Stock Financing and Convertible Note and Warrant Financing.” Below is a summary of certain information relating to such notes as of and for the year ended December 31, 2012:

Year Ended December 31, 2012
(in thousands)
Principal amount of promissory notes issued	$—
Largest aggregate principal amount outstanding	12,350
Aggregate interest expense accrued on notes payable	2,191
Principal and interest repaid	—
Principal and interest converted to equity	14,429

The participants in these loan arrangements included the following holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the aggregate principal amount of secured convertible promissory notes and unsecured convertible promissory notes issued to these related parties in these loan arrangements:

Participants	Aggregate Principal Amount of Notes (in thousands)
Enterprise Partners and affiliated entities(1)	$5,839
Johnson & Johnson Development Corporation	$3,702
Venrock Partners and affiliated entities(2)	$2,809

(1)	Consists of $2.7 million aggregate principal amount of notes issued to Enterprise Partners V, L.P., $3.0 million aggregate principal amount of notes issued to Enterprise Partners VI, L.P., and $0.1 million aggregate principal amount of notes issued to Enterprise Management, LLC.
(2)	Consists of $0.5 million aggregate principal amount of notes issued to Venrock Partners, L.P.; $2.3 million aggregate principal amount of notes issued to Venrock Associates IV, L.P., and $0.1 million aggregate principal amount of notes issued to Venrock Entrepreneurs Fund IV, L.P.

In January 2012, the noteholders waived their right to receive payment of unpaid accrued interest under these notes in exchange for an aggregate of 849,949 shares of our common stock (on a post 1-for-12.49 reverse split basis). See “Preferred Stock Financing” below for further information relating to the outstanding principal amounts under these notes.

Preferred Stock Financing and Convertible Note and Warrant Financing

In January 2012, we issued and sold to investors an aggregate of 27,616,923 shares of our Series A-1 preferred stock and 12,138,080 shares of our Junior preferred stock, at a purchase price of $0.449 per share, for aggregate consideration of $17.8 million. Of this amount, $12.4 million was paid for by cancellation of principal indebtedness under the promissory notes described above under the caption “Loan Arrangements” and the balance was paid for in cash.

In March 2012, we issued and sold to investors an aggregate of 1,913,987 shares of Series A-1 preferred stock for aggregate cash consideration of $0.9 million. In April 2012, we issued and sold to Coöperatief LSP IV UA, or LSP, share capital in our Netherlands-based subsidiary, Celladon Europe B.V., or Celladon Europe, for aggregate cash consideration of $0.8 million, which share capital was immediately exchangeable for 1,683,327 shares of our Series A-1 preferred stock at the investor’s election. In June 2012, in exchange for aggregate cash consideration of $43.1 million, we issued and sold to investors an additional 86,893,215 shares of our Series A-1 preferred stock, at a purchase price of $0.449 per share, and to LSP share capital in Celladon Europe exchangeable for 9,033,078 shares of our Series A-1 preferred stock. In June 2013, LSP exercised its option to exchange its share capital of Celladon Europe and we issued 10,716,405 shares of our Series A-1 preferred stock to LSP for no additional consideration.

The participants in this preferred stock financing included the following holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in this financing:

Participants	Junior Preferred Stock	Series A-1 Preferred Stock
Coöperatief LSP IV UA	—	10,716,405
Enterprise Partners and affiliated entities(1)	5,741,267	11,573,520
Johnson & Johnson Development Corporation	3,655,435	8,243,822
GBS Bioventures IV	—	11,788,047
H&Q Healthcare Investors and affiliated entities(2)	—	10,723,875
Lundbeckfond Invest A/S	—	19,289,531
MPM Capital and affiliated entities(3)	—	11,788,047
Novartis Bioventures Ltd.	—	17,146,250
Pfizer Inc.	—	19,289,531
Venrock Partners and affiliated entities(4)	2,741,378	6,182,653

(1)	Consists of 2,704,061 shares of Junior preferred stock and 5,070,613 shares of Series A-1 preferred stock issued to Enterprise Partners V, L.P.; 2,914,744 shares of Junior preferred stock and 6,370,333 shares of Series A-1 preferred stock issued to Enterprise Partners VI, L.P.; and 122,462 shares of Junior preferred stock and 132,574 shares of Series A-1 preferred stock issued to Enterprise Partners Management, LLC.
(2)	Consists of 7,399,474 shares of Series A-1 preferred stock issued to H&Q Healthcare Investors and 3,324,401 shares of Series A-1 preferred stock issued to H&Q Life Sciences Investors.
(3)	Consists of 11,048,241 shares of Series A-1 preferred stock issued to MPM BioVentures IV-QP, L.P.; 425,642 shares of Series A-1 preferred stock issued to MPM BioVentures IV GmbH & Co. Beteiligungs KG; and 314,164 shares of Series A-1 preferred stock issued to MPM Asset Management Investors BV4 LLC.
(4)	Consists of 455,069 shares of Junior preferred stock and 1,026,321 shares of Series A-1 preferred stock issued to Venrock Partners, L.P.; 2,231,483 shares of Junior preferred stock and 5,032,681 shares of Series A-1 preferred stock issued to Venrock Associates IV, L.P.; and 54,826 shares of Junior preferred stock and 123,651 shares of Series A-1 preferred stock issued to Venrock Entrepreneurs Fund IV, L.P.

In October 2013, we entered into a convertible note and warrant purchase agreement with each of our greater than 5% stockholders, including entities affiliated with certain members of our board of directors, pursuant to which we issued $1,097,017 aggregate principal amount of convertible notes, or the 2013 notes, and warrants exercisable for shares of our Series A-1 preferred stock, or the 2013 warrants. The 2013 notes accrued interest at a rate of 6% per annum, compounded annually, and were converted into an aggregate of 139,644 shares of our common stock in connection with our initial public offering at a conversion price of $8.00 per share (the purchase price to the public in our initial public offering).

The 2013 warrants were originally exercisable for an aggregate of 2,895,570 shares of Series A-1 preferred stock at an exercise price of $0.449 per share. In connection with the completion of our initial public offering, the 2013 warrants became exercisable for an aggregate of 231,821 shares of our common stock, at an exercise price of approximately $5.61 per share. The 2013 warrants will expire in October 2018.

The following table sets forth the aggregate amount of securities acquired by the listed holders of more than 5% of our capital stock, or their affiliates, in the convertible note and warrant financing.

Participants	Aggregate Principal Amount of 2013 Notes (dollars in thousands)	Shares of Series A-1 Preferred Stock Underlying 2013 Warrants
Coöperatief LSP IV UA	81	198,916
Enterprise Partners and affiliated entities(1)	106	260,859
Johnson & Johnson Development Corporation	43	—
GBS Bioventures IV	182	672,060
H&Q Healthcare Investors and affiliated entities(2)	81	199,055
Lundbeckfond Invest A/S	146	358,049
MPM Capital and affiliated entities(3)	89	218,806
Novartis Bioventures Ltd. and affiliated entities(4)	130	318,266
Pfizer Inc.	182	532,818
Venrock Partners and affiliated entities(5)	56	136,741

(1)	Consists of $43,752.19 principal amount of 2013 notes and 2013 warrants to purchase 107,187 shares of Series A-1 preferred stock issued to Enterprise Partners V, L.P.; $43,752.19 principal amount of 2013 notes and 2013 warrants to purchase 107,187 shares of Series A-1 preferred stock issued to Enterprise Partners VI, L.P.; and $18,974.54 principal amount of 2013 notes and 2013 warrants to purchase 46,485 shares of Series A-1 preferred stock issued to Enterprise Partners Management, LLC.
(2)	Consists of $56,062.96 principal amount of 2013 notes and 2013 warrants to purchase 137,348 shares of Series A-1 preferred stock issued to H & Q Healthcare Investors and $25,187.70 principal amount of 2013 notes and 2013 warrants to purchase 61,707 shares of Series A-1 preferred stock issued to H & Q Life Sciences Investors.
(3)	Consists of $83,708.25 principal amount of 2013 notes and 2013 warrants to purchase 205,075 shares of Series A-1 preferred stock issued to MPM BioVentures IV-QP, L.P.; $3,224.93 principal amount of 2013 notes and 2013 warrants to purchase 7,900 shares of Series A-1 preferred stock issued to MPM BioVentures IV GmbH & Co. Beteiligungs KG; and $2,380.30 principal amount of 2013 notes and 2013 warrants to purchase 5,831 shares of Series A-1 preferred stock issued to MPM Asset Management Investors BV4 LLC.
(4)	Consists of $129,910.51 principal amount of 2013 notes and 2013 warrants to purchase 318,266 shares of Series A-1 preferred stock issued to Novartis International Pharmaceutical Investment Ltd.
(5)	Consists of $9,265.45 principal amount of 2013 notes and 2013 warrants to purchase 22,699 shares of Series A-1 preferred stock issued to Venrock Partners, L.P.; $45,434.20 principal amount of 2013 notes and 2013 warrants to purchase 111,308 shares of Series A-1 preferred stock issued to Venrock Associates IV, L.P.; and $1,116.30 principal amount of 2013 notes and 2013 warrants to purchase 2,734 shares of Series A-1 preferred stock issued to Venrock Entrepreneurs Fund IV, L.P.

Below is a summary of certain information relating to such notes as of and for the year ended December 31, 2013:

Year Ended December 31, 2013
(in thousands)
Principal amount of promissory notes issued	$1,097
Largest aggregate principal amount outstanding	1,097
Aggregate interest expense accrued on notes payable	20
Principal and interest repaid	—
Principal and interest converted to equity	—

Participation in this Offering

Certain of our existing stockholders, officers and directors purchased an aggregate of 1,453,651 shares of our common stock in our initial public offering at a price of $8.00 per share, or $11.6 million in the aggregate.

Purchaser	Initial Public Offering Shares
Pfizer, Inc.	227,261
H&Q Healthcare Investors	70,072
H&Q Life Sciences Investors	31,485
GBS Bioventure IV	227,261
MPM BioVentures IV-QP, LP	104,603
MPM BioVentures IV BMBH & Co	4,030
MPM Asset Management Investors	2,975
Lundbeckfond Invest A/S	182,681
Cooperatief LSP IV UA	101,488
Novartis Bioventures Ltd.	162,386
Enterprise Liquidating Trust V	57,229
Enterprise Liquidating Trust VI	57,229
Enterprise Partners Management	18,625
Venrock Partners, L.P.	11,574
Venrock Associates IV, L.P.	56,784
Venrock Entrepreneurs Fund IV, L.P.	1,385
Johnson & Johnson Development Corp	54,083
Michael Narachi	62,500
B. Fredrik Wiklund	20,000

Certain of our current and former directors have affiliations with the investors that participated in the loan arrangements, preferred stock financing, convertible note and warrant financing and initial public offering described above, as indicated in the table below:

Director	Principal Stockholder
Fouad Azzam, Ph.D.	Coöperatief LSP IV UA
Barbara Dalton, Ph.D.	Pfizer Inc.
Todd Foley	MPM Capital and affiliated entities
Joshua Funder, Ph.D.	GBS Bioventures IV
Johan Kördel, Ph.D.	Lundbeckfond Invest A/S
Daniel Omstead, Ph.D.	H&Q Healthcare Investors and affiliated entities
Andrew E. Senyei, M.D.	Enterprise Partners V, L.P. and affiliated entities
Lauren Silverman, Ph.D.	Novartis Bioventures Ltd. and affiliated entities

Investor Agreements

In connection with our preferred stock financings, we entered into amended and restated investor rights, voting and right of first refusal and co-sale agreements containing voting rights, information rights, rights of first refusal and registration rights, among other things, with certain holders of our preferred stock and certain holders of our common stock, including all of the holders of more than 5% of our capital stock or entities affiliated with them. These stockholder agreements terminated upon the closing of our initial public offering, except for the amended and restated investor rights agreement which terminates seven years after the closing of our initial public offering, and contains certain registration rights as more fully described below in our final prospectus for our initial public offering filed with the SEC on January 30, 2014 under the heading “Description of Capital Stock—Registration Rights.”

Employment Arrangements

We currently have written employment agreements with our executive officers. For information about our employment agreements with our named executive officers, refer to “Executive Compensation— Agreements with our Named Executive Officers.”

Stock Options Granted to Executive Officers and Directors

We have granted stock options to our executive officers and directors, as more fully described in “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.”

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Celladon stockholders will be “householding” the Company’s proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Celladon. Direct your written request to Celladon Corporation, Fredrik Wiklund, Vice President, Corporate Development and Investor Relations, 12760 High Bluff Drive, Suite 240, San Diego, CA 92130 or contact Mr. Wiklund at (858) 366-4288. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Rebecque J. Laba
Secretary

April 24, 2014

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013 is available without charge upon written request to: Corporate Secretary, Celladon Corporation, 12760 High Bluff Drive, Suite 240, San Diego, CA 92130.

ANNUAL MEETING OF STOCKHOLDERS OF

CELLADON CORPORATION

May 20, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18634
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20230000000000000000 0	052014

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

						FOR	AGAINST	ABSTAIN
1. Election of two Class I directors:				2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
		NOMINEES:		3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
☐	FOR ALL NOMINEES	O Peter K. Honig O Patrick Y. Yang

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposal 2.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

	0	■

	PROXY SOLICITED BY THE BOARD OF DIRECTORS

	FOR THE ANNUAL MEETING OF STOCKHOLDERS

	TO BE HELD ON MAY 20, 2014

	CELLADON CORPORATION

	The undersigned hereby appoint(s) Krisztina M. Zsebo, Ph.D. and Rebecque J. Laba, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of Celladon Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Celladon Corporation to be held at the offices of Cooley LLP located at 4401 Eastgate Mall, San Diego, California 92121 on Tuesday, May 20, 2014 at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, with discretionary authority as to any other business that may properly come before the meeting.

	This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

	(Continued and to be signed on the reverse side.)
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